    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON           , 2002


                                                      REGISTRATION NO. 333-71752

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            GRAND ENTERPRISES, INC.


            DELAWARE                                                            13-4118624
(State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification Number)



            119 WEST 23RD STREET, NEW YORK, NY 10004 (646) 486-3900


         (Address and telephone number of principal executive offices)


                               TEODOSIO V. PANGIA
                               CEO, AND PRESIDENT
                    119 WEST 23RD STREET, NEW YORK, NY 10004
                                 (646) 486-3900

           (Name, address and telephone number for agent for service)


                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED               PROPOSED
      TITLE OF EACH CLASS OF            AMOUNT TO BE         MAXIMUM OFFERING      MAXIMUM AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED           REGISTERED              PRICE(1)          OFFERING PRICE(1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per
  share registered on behalf of
  certain shareholders............       2,250,000                 $.04                 $90,000
------------------------------------------------------------------------------------------------------------------------------
Total...........................................................................        $90,000                  $225
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                 SUBJECT TO COMPLETION, DATED JANUARY 15, 2002


                            GRAND ENTERPRISES, INC.


                        2,250,000 SHARES OF COMMON STOCK

                       TO BE SOLD BY SELLING SHAREHOLDERS

Price of shares offered by selling shareholders.........   Prevailing market price at time of sale.

     Grand Enterprises, Inc., or Grand Enterprises, will receive none of the proceeds of shares sold by selling shareholders.


LOOK CAREFULLY AT THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

     NEITHER THE SEC NOR ANY OTHER REGULATORY BODY HAS APPROVED THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


                The date of this prospectus is January 15, 2002

                               TABLE OF CONTENTS


Prospectus Summary..........................................    3
Summary of Historical Financial Data........................    5
Risk Factors................................................    6
Use of Proceeds.............................................   11
Determination of Offering Price.............................   11
Dividend Policy.............................................   11
Management Discussion and Analysis of Financial Condition
  and Results of Operation..................................   12
Description of Business.....................................   14
Management..................................................   17
Executive Compensation......................................   18
Principal and Selling Security holders......................   18
Certain Relationships and Related Transactions..............   20
Description of Securities...................................   20
Transfer Agent and Registrar................................   22
Plan of Distribution........................................   22
Legal Matters...............................................   24
Experts.....................................................   25
Where You Can Find More Information.........................   25
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     The following summary highlights information which we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

INTRODUCTION


     Grand Enterprises was incorporated in Delaware on April 6, 2000, as a "blank check" company. We were formed to provide a method for a foreign or domestic private company to become a reporting "public" company with a class of registered securities. Our principal executive offices are located at 119 West 23rd Street, Suite 507, New York, NY. Our phone number is (646) 486-3900.


     On April 16, 2001, we acquired all of the stock and assets of EC2000, Inc., or "EC2000", a Delaware company, through the merger of EC2000 with and into Grand Acquisitions Corp., or "GAC", our wholly-owned subsidiary (the "Merger"). The stockholders of EC2000, after the Merger, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, EC2000 is the accounting acquirer and Grand Enterprises is the accounting acquiree. The financial statements included in the prospectus are the historical financial statements of EC2000 and reflect the accounts of Grand Enterprises since the date of the merger. On that same date, Patricia A. Meding resigned as our president and secretary and Teodosio V. Pangia was elected as president, chief executive officer and secretary. Mr. Pangia is the sole principal of TVP Capital Corp., a Delaware corporation and one of our principal stockholders.

OUR COMPANY


     Since inception, we have incurred losses, resulting in an accumulated deficit of approximately $149,000 at September 30, 2001. We currently have no sources of revenue and expect to incur additional losses for the foreseeable future. Our assets consist of the exclusive right to manufacture and market a product called "Fuel Energizing Cell", a patented proprietary line for energy and emission reducing devices that can be applied to liquid fuel and natural gas energy applications. Market acceptance of our Fuel Energizing Cell, technology which we expect to introduce in the fiscal second quarter of 2002, is critical to our future success. We do not expect to generate any revenues from planned operations prior to the second quarter of 2002. For a discussion of these and other risks relating to an investment in our common stock, see "Risk Factors" beginning on page 6.


THE OFFERING


     Grand Enterprises shareholders are registering for sale 2,250,000 shares of common stock. After our registration statement is declared effective by the Securities and Exchange Commission, we will apply to trade on the OTC Bulletin Board with respect to our common stock. We expect our listing to be approved shortly after application, although there can be no assurance that such listing will be approved.


PLAN OF DISTRIBUTION

     The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

USE OF PROCEEDS

     We will not receive any of the proceeds from shares sold by the selling shareholders.

RISK FACTORS


     An investment in these units involves a high degree of risk to the public investors and, therefore, anyone who cannot afford a loss of his or her entire investment should not purchase them. You should carefully review and consider the factors set forth under "Risk Factors" as well as other information in this prospectus before purchasing any of the Units. See "Risk Factors" on page 6.

                      SUMMARY OF HISTORICAL FINANCIAL DATA



     The statement of operations data for the period from April 6, 2000 to December 31, 2000 and the balance sheet data as of December 31, 2000 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2001 and the period from April 6, 2001 (date of inception) to September 30, 2001 and the balance sheet data as of September 30, 2001 have not been audited, but have been derived from unaudited financial information prepared by management, on the same basis as the audited financial statements. In management's opinion, this unaudited financial information includes all adjustments consisting of normal recurring adjustments necessary to present such information fairly.


                               BALANCE SHEET DATA


                                                      DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                      -----------------   ------------------
                                                                             (UNAUDITED)
Total assets........................................      $506,781            $  960,697
Total liabilities...................................      $ 18,220            $  706,896
Stockholders' equity................................      $488,561            $  253,801


                    SUMMARY OF STATEMENT OF OPERATIONS DATA


                                             PERIOD FROM
                                            APRIL 6, 2000
                                        (DATE OF INCEPTION) TO   NINE MONTHS ENDED
                                          DECEMBER 31, 2000      SEPTEMBER 30, 2001
                                        ----------------------   ------------------
                                                                    (UNAUDITED)       CUMULATIVE
Revenues..............................       $        --            $        --       $      --
Operating expenses....................       $    71,987            $   115,876       $ 187,863
Net loss..............................       $   (64,439)           $   (84,760)      $(149,199)
Basic net loss per share..............       $        --            $        --       $      --
Basic weighted average common shares
  outstanding.........................        13,812,500             20,941,176

                                  RISK FACTORS

     Please consider the following risk facts together with the other information presented in this prospectus including the financial statements and the notes thereto before purchasing the shares offered hereby. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.


RISKS ASSOCIATED WITH OUR BUSINESS



WE ARE A DEVELOPMENT STAGE COMPANY WITH A LIMITED OPERATING HISTORY AND NET LOSSES TO DATE AND WE THEREFORE EXPECT TO CONTINUE TO INCUR NET LOSSES UNTIL WE CAN PRODUCE SUFFICIENT SALES TO COVER OUR EXPENSES.



     We have only a limited history of operations, which limits our ability to predict the effect of future events and how management will respond. Our operations commenced shortly after our inception and since then, we have experienced net losses of $149,000. It is uncertain whether our range of emission control and increased fuel economy products will produce significant sales or that we will ever become profitable.



     OUR AUDITORS HAVE INCLUDED AN EXPLANATORY PARAGRAPH IN THEIR REPORT ON OUR FINANCIAL STATEMENTS CONCERNING OUR ABILITY TO CONTINUE IN BUSINESS. In connection with the audit of our financial statements for the year ended December 31, 2000, J.H. Cohn LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue in business as a result of our being in the development stage, with limited capital resources, insignificant revenue and a loss from operations.



WE ARE DEVELOPING A NEW MARKET WHERE MARKET ACCEPTANCE IS NOT FULLY KNOWN.



     Because the market for our products and services is new and evolving, it is difficult to predict the size and future growth rate, if any, of this market. While it is known that the retrofit, automotive aftermarket, and automotive original equipment manufacturers industries are large and growing, it is unknown whether the market for our products and services will continue to develop or become sustainable. Our success will be largely dependent upon marketing and upon the quantity of customers who purchase our products or license rights to our patents. It is uncertain whether there is a broad market for our products or that one will ever exist. Therefore, the market potential for our products must be deemed less than certain. It is anticipated that the market will be highly sensitive to many features exhibited by our products, including:



     -- our retail price,



     -- quantity discounts,



     -- replacement or recharge costs,



     -- fuel savings,



     -- emission reduction percentages,



     -- engine wear characteristics,



     -- establishment and enforcement of local regulatory mandates; and



     -- length of time required to achieve measurable results.



CHANGES IN THE FOLLOWING GENERAL MARKET CONDITIONS COULD SIGNIFICANTLY HAMPER OUR PROFITABILITY:



     -- fuel prices fluctuate and extraordinary variations therein;



     -- an increase in the cost of regulatory compliance,



     -- increase in prevailing interest rates, vehicle maintenance costs, or other market conditions;



     -- unfavorable taxation policies, import tariffs, or other regulations imposed by federal and state governments.

A FAILURE BY US TO RESPOND RAPIDLY TO TECHNOLOGICAL DEVELOPMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.



     The market for fuel saving devices and services is characterized by rapid technological developments, frequent new-product introductions, and evolving industry standards. The emerging character of these products and services and their rapid evolution will require us to:



     -- effectively use leading technologies;



     -- continue to develop our technological expertise;



     -- enhance our current products and services;



     -- continue to improve performance, features, and reliability.



     We may not be successful in responding quickly, cost-effectively, and sufficiently to these or similar developments. In addition, the widespread adoption of new Internet technologies or standards could require us to make substantial expenditures to modify or adapt our products and services which could hurt our profitability.



WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS.



     We are currently planning to begin release of our products in the early part of the second quarter of 2002. Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the continuing development of our manufacturing capabilities. We expect that our current cash resources will be sufficient to fund our operations through the end of the year. However, we may need to raise additional funds to achieve full commercialization of our products. We do not know whether we will be able to secure additional funding on terms acceptable to us to pursue our commercialization plans.



WE CANNOT ASSURE YOU THAT OUR CURRENT PRODUCT LIABILITY INSURANCE WILL BE SUFFICIENT TO COVER ALL PRODUCT LIABILITY CLAIMS, THAT SUCH CLAIMS WILL NOT EXCEED OUR INSURANCE COVERAGE LIMITS OR THAT SUCH INSURANCE WILL CONTINUE TO BE AVAILABLE ON COMMERCIALLY REASONABLE TERMS, IF AT ALL.



     The automotive industry in the past has experienced significant product liability claims. As a participant, we face an inherent business risk of exposure to product liability claims in the event that our products or the equipment into which our products are incorporated malfunction resulting in personal liability or death. We may be named in these actions even if there is no evidence that our systems or components caused the accident. Product liability claims could result in significant losses as a result of expenses incurred in defending claims and as a result of damage awards. The sale of systems and components for the transportation market entails a high risk of such claims. In addition, if any of our systems prove to be defective, we may be required to participate in a recall involving such systems, or due to various industry or business practices or the need to maintain good customer relationships, we may voluntarily initiate a recall or make payments related to such claims. Any product liability claim brought against us could have a material adverse effect on our reputation and business.


WE ARE DEPENDENT ON THIRD PARTY SUPPLIERS FOR THE SUPPLY OF KEY MATERIALS AND COMPONENTS FOR OUR PRODUCTS.

     We rely on third party suppliers to provide materials and components for our products. A supplier's failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our products or could significantly raise our cost of producing our products.

WE HAVE NO EXPERIENCE MANUFACTURING OUR PRODUCT ON A COMMERCIAL BASIS AND WE MAY NOT BE ABLE TO DEVELOP EFFICIENT, LOW-COST MANUFACTURING CAPABILITY AND PROCESSES THAT WILL ENABLE US TO MEET THE QUALITY, PRICE, ENGINEERING, DESIGN AND PRODUCTION STANDARDS OR PRODUCTION VOLUMES REQUIRED TO MANUFACTURE OUR PRODUCT ON A COMMERCIAL SCALE.



     To date, we have focussed primarily on research and development and have no experience manufacturing our product on a commercial basis. We are continuing to develop our manufacturing processes. We may also encounter difficulty purchasing components and materials, particularly those with long lead times. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule for the second quarter of 2002 or to satisfy the requirements of our customers.


COMPETITION FROM ALTERNATIVE TECHNOLOGIES MAY ADVERSELY AFFECT OUR
PROFITABILITY.

     The market for emissions reduction is intensely competitive. There are alternative technologies which, when used in combination, could reduce gas turbine emissions to levels comparable to or lower than our product. These technologies include lean pre-mix combustion systems, which are used in conjunction with gas turbine exhaust cleanup systems such as selective catalytic reduction. Lean pre-mix systems are offered by several gas turbine OEMs, some of which have much greater financial resources than we do.

     There are also a number of companies, universities, research institutions and governments engaged in the development of emissions reduction technologies that could compete with our technology. Many of these entities have substantially greater resources than we do.

OUR CONSERVATION DEVICES WILL BE DEPLOYED IN COMPLEX AND VARIED OPERATING ENVIRONMENTS, AND THEY MAY HAVE LIMITATIONS OR DEFECTS THAT WE FIND ONLY AFTER FULL DEPLOYMENT.

     Gas turbines equipped with our product are expected to be deployed in a number of extremely demanding environments and subjected to a variety of operating conditions and modes. As a result, technical limitations may only become apparent in the field after many of our products have been deployed. These limitations could require correction, and the corrections could be expensive. In addition, the need to develop and implement these corrections could temporarily delay the sale of new products.


OUR PRODUCTS COULD BE DEEMED SUBJECT TO REGULATORY STANDARDS WHICH COULD ADVERSELY IMPACT SALES.


     We believe our products to be "retrofit devices," as defined under EPA regulations, which generally classify our products as external modifications made to the vehicle after manufacturing and not affecting the federal certified combustion process. We are, however, subject to the regulatory risk that the EPA may construe distribution of the products to be also governed by "fuel additive" regulations which generally classify products that affect the federally certified combustion process. These more stringent regulations sometimes require scientific testing for both acute and chronic toxicity. This testing is not required for approval of pollution control products deemed to be "retrofit devices."


     The Clean Air Act of 1990 has generated a significant market is for products that reduce emissions and increase operating efficiency. However, the future of this market is uncertain and environmental laws could change. Further, a decline in the aggressive enforcement of prevailing regulations could severely impact our sales and, therefore, our cash flow and profitability.



WE DEPEND ON OUR INTELLECTUAL PROPERTY AND ANY FAILURE TO PROTECT THAT INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR ABILITY TO MEET FUTURE EXPECTATIONS.



     Failure to protect our existing intellectual property rights may result in the loss of our exclusivity and thus could reduce our sales potential. We rely on patent and trademark law to protect our intellectual property but we may be forced to rely upon common-law protection with respect to our trade secrets and other proprietary matters. In the absence of further patent protection beyond our contractual rights, we may be vulnerable to competitors who attempt to copy our products or methods. Consequently, it may be extremely difficult for us to enforce our proprietary rights and thereby prevent competitors from selling or otherwise infringing on our products. We believe that we have obtained all rights necessary to market our products and services without infringement on rights or patents. We seek to achieve profitability through aggressive promotion and marketing of our patents and by developing customer relationships, which could provide a contractual basis for profits irrespective of proprietary infringements.


OUR DEPENDENCE ON OUTSIDE ENTITIES TO PRODUCE OUR INVENTORY COULD DELAY AVAILABILITY.

     We are dependent upon numerous outside entities and market conditions for our revenues. Nonperformance by, or poor service from, these entities could have a damaging effect on our relationships with our customers. There is a possibility the prices of materials and labor might increase and that operations or deliveries may be delayed if shortages occur. Unavailability of or delay in obtaining our products from outside entities, among other factors, may delay our receipt of income for significant periods.


WE ARE DEPENDENT ON A DIRECTOR AND SOLE OFFICER, AND OUR FUTURE SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN AND RECRUIT OTHER MANAGEMENT AND TECHNICAL PERSONNEL.



     Currently, we are wholly dependent on the personal efforts and abilities of Ted Pangia, a director, and President and Chief Executive Officer. Our business and operations may be adversely affected if our relationship with Mr. Pangia were to be severed. We do not maintain any key man insurance policy for Mr. Pangia. In addition, we will be required to retain the services of other qualified individuals. Moreover, because of the technological nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel in the geographical area of our business, and we may not be successful in recruiting and retaining qualified personnel. Our inability to retain personnel may adversely affect our ability to market and develop our products, and thus achieve profitability.



WHILE MR. PANGIA HAS GENERAL BUSINESS EXPERIENCE, HE HAS LIMITED EXPERIENCE MANAGING FULL-SCALE PRODUCTION AND SALES OF OUR PRODUCT LINE.



     Mr. Pangia has significant experience and expertise in his prior work background. However, it is unknown how he will perform until the product is accessible to the customer and the management team is expanded and tested. Further, investors will have no right or power to take part in or direct the management of the Company. Thus, purchasers of the shares offered hereby will be entrusting the funds to our management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions and limited experience in this field. Accordingly, no investor should purchase shares unless an investor is willing to entrust all aspects of management, including the selection of businesses and/or officers and/or directors.



RISKS ASSOCIATED WITH OUR COMMON STOCK



IF OUR COMMON STOCK WERE DEEMED A PENNY STOCK, LOW-PRICED SECURITIES REGULATIONS COULD AFFECT THE SALE OF THE SHARES BY DECREASING LIQUIDITY.



     Penny stock status relates to low-priced securities regulations which take effect when the price of a company's shares are, or fall below, $5.00 per share. These regulations require, among other standards, broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the shares. If the penny stock or similar regulations apply in the future, because our shares are not listed on a national exchange, or if we cannot attract a market maker following listing and the price of our shares falls below the so-called penny stock, they could have the effect of reducing the level of trading activity in the secondary market for our shares and make it more difficult for investors to sell their shares in our company.



THERE CURRENTLY IS NO PUBLIC MARKET FOR OUR SHARES AND IT IS UNCERTAIN IN THE FUTURE, EVEN IF THE SHARES ARE LISTED ON A NATIONAL OR REGIONAL EXCHANGE OR A PROPRIETARY REPORTING SYSTEM, WHETHER BROKER-DEALERS WILL WANT TO CONTINUE MAKING A MARKET FOR THE SHARES.



     We expect to list our shares on the NASD OTC Bulletin Board. Becoming, and continuing to be a publicly traded company requires us to enlist broker-dealers to serve as market makers. After becoming a market maker, the broker-dealer may discontinue related activities at any time, without notice.

     Liquidity of the trading market for the shares or even that an active public market will develop is uncertain. If an active public market does not develop or is not maintained, the market price and liquidity of the shares may be adversely affected. Consequently, holders of shares acquired pursuant to this offering may not be able to immediately liquidate their investment, and the shares may not be readily accepted as collateral for a loan. Accordingly, prospective investors should consider the purchase of shares only as a long-term investment.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.


     As of September 30, 2001, we have 22,500,000 shares of our common stock issued and outstanding, out of a total of 100 million authorized shares. Our shares were issued to the current shareholders at differing times between our inception and September 30, 2001. If we issue any additional securities, the proportionate ownership and voting power of the other shareholders would be reduced. Further, any new issuance of shares may result in a change of control of the Company. Moreover, any currently undesignated shares of Grand Enterprises may be issued without shareholder consent in a manner and with terms, provisions and rights which would make a takeover more difficult and therefore less likely. Further, additional financing, if available, might result in substantial dilution of the equity interests of existing shareholders. Potential investors should be aware that any issuance of additional shares may result in a reduction of the book value per share or the market price or economic value, if any, of the outstanding shares. Moreover, shares held by the principal shareholders, as well as other directors, officers or 10% shareholders, have been owned beneficially for more than one year by existing shareholders and may now be sold in the market pursuant to Rule 144 with regard to sales by affiliates after at least one year has passed from the date of their purchase. Sales of substantial amounts of shares in the public market, or the perception that these sales could occur, could depress prevailing market prices for the shares. Public market sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.


WE MAY BE SUBJECT TO LITIGATION IF OUR STOCK PRICE IS VOLATILE.

     Trading activity in our common stock could be volatile. Our business is expected to change rapidly, which could cause our quarterly operating results to vary and our stock price to fluctuate. The price at which shares may be purchased or sold may be subject to extreme fluctuations resulting from many factors, including actual or anticipated fluctuations in our operating results, selection of new products, execution of new contracts, general market conditions or other factors. Our quarterly operating results may vary significantly in the future, depending upon a number of factors, including timing of new announcements and customer subscriptions. The sales cycle could be lengthy and subject to a number of significant risks over which we have little or no control, including customers' budgetary constraints and general economic conditions. Due to the foregoing factors, quarterly revenue is difficult to forecast. Additionally, if quarterly revenue levels are below expectations, operating results are likely to be materially adversely affected. In particular, net income, if any, may be disproportionately affected by a reduction in revenue, because only small portions of our expenses vary with revenue.

WE HAVE NOT PAID DIVIDENDS AND HAVE NO CURRENT PLANS TO PAY DIVIDENDS.

     Dividends, if any, to shareholders are at the discretion of the Board of Directors. We have never paid any cash distributions and intend for the foreseeable future to retain any earnings to finance the growth of our business. Dividend policy will be determined by our Board of Directors based upon consideration of our earnings, if any, our future capital needs, and other relevant factors. To conserve funds for our contemplated activities, the Board of Directors currently does not intend to pay dividends. In fact, we anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the continuing operations of our business. Moreover, we may be restricted from paying dividends to our shareholders under any future credit or other financing agreements.


FORWARD-LOOKING STATEMENTS.


     We have made statements in this registration statement that are considered "forward-looking statements" within the meaning of the 1933 Act and the Securities Exchange Act of 1934. Sometimes these statements contain words like "believe," "will likely result," "are expected to," "will continue," "is anticipated,"

"estimate," "project" or similar words or expressions. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors that could cause our actual performance or achievements to be materially different from those we project.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from shares sold by the selling shareholders.

                        DETERMINATION OF OFFERING PRICE

     The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion contains forward looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section titled "Risk Factors."


RESULTS OF OPERATIONS



  REVENUES



     As of September 30, 2001, our operations were limited to organizational activities. We have not generated any revenue from operations through that date. Further, we do not expect to generate any revenues from our planned operations prior to the second quarter of fiscal 2002.


  OPERATING EXPENSES


     From the period April 6, 2000 (date of inception) to December 31, 2000, and for the nine months ended September 30, 2001, and from the period from April 6, 2000 to September 30, 2001, operating expenses of approximately $66,000, $116,000 and $188,000, respectively, consist primarily of professional fees related to general corporate matters.


  INTEREST INCOME


     Interest from the period April 6, 2000 (date of inception) to December 31, 2000, and for the nine months ended September 30, 2001 and from the period from April 6, 2000 to September 30, 2001 of approximately $8,000, $31,000 and $39,000, respectively, consists of interest of approximately $8,000, $31,000 and $39,000, respectively, on the note receivable from stockholder.



  NET LOSS



     Net loss from the period of April 6, 2000 (date of inception) to December 31, 2000 and for the nine months ended September 30, 2001 and from the period April 6, 2000 (date of inception) to September 30, 2001 was approximately $64,000, $85,000, and $149,000, respectively. The reason for the net losses is explained above. For the nine months ended September 30, 2001, the Company had no operations.


  LIQUIDITY AND CAPITAL RESOURCES

     On October 26, 2000, the Company sold 6,250,000 shares of common stock through a private placement and received proceeds of $1,050,000.


     Through December 31, 2000, we have used these proceeds in part to fund our loss of approximately $64,000, prepay certain expenditures, advance $150,000 to effectuate the reverse acquisition between Grand Enterprises, Inc. and EC 2000, Inc., as well as advancing approximately $205,000 to our stockholders. In addition, we loaned $500,000 to Mr. Pandolfo, a principal stockholder. The loan bears interest at the prime rate and is due on November 2, 2002.



     During the nine months ended September 30, 2001, our operations generated approximately $22,000 of cash. The cash was generated primarily from a reduction in prepaid expenses and other current assets of approximately $66,000 and an increase in accounts payable and accrued expenses of approximately $41,000. However, these sources of cash were used in part to fund our net loss of approximately $85,000. During the period from April 6, 2000 (date of inception) to September 30, 2001, our operations utilized approximately $90,000 in cash. This was attributable to our cumulative net loss of approximately $149,000 of which approximately $59,000 has been accrued and remains unpaid as of September 30, 2001. In addition, during the nine months ended September 30, 2001, we acquired approximately $960,000 of finished goods inventory consisting principally of our Fuel Treatment Device with an advance from a related party (a non-cash transaction).



     Our stockholders, during the nine months ended September 30, 2001, repaid approximately $283,000 of advances previously made to them and as of September 30, 2001, we owed our stockholders approximately $77,000. We utilized the proceeds of these repayments as well as our other cash to partially repay approximately $388,000 of the amount we owed on our inventory purchase.



     As of and through September 30, 2001, we only had approximately $2,000 of cash and we had not generated any revenues from operations and, accordingly, are in the development stage. We do not expect to generate any revenues from our planned operations prior to the second quarter of 2002. Management believes that the Company will require a total additional financing of approximately $250,000 to continue to operate as planned during the twelve-month period subsequent to September 30, 2001. Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain such funds. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

                            DESCRIPTION OF BUSINESS

     We were incorporated on April 6, 2000 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We have been in the developmental stage since inception and, prior to the Merger, have had no operations other than issuing shares to our original shareholders.


     On April 16, 2001, (the "Effective Date") pursuant to an agreement and plan of reorganization and merger (the "Merger"), dated March 25, 2001, by and among Grand Enterprises, EC2000, GAC, TVP Capital Corp. ("TVP"), Bondy & Schloss, LLP, Dr. Mario Pandolfo, Kilkenny Group LLC, Rathgar LLC, Finglas LLC, Monkstown LLC and Capital Advisory Partners, LLC, EC2000 merged with and into GAC, our wholly owned subsidiary. Pursuant to the Merger, Mario Salvatore Pandolfo and Maurizio DeCarli were each issued 4,400,000 shares of our common stock in exchange for their shares in EC2000 and TVP was issued 2,910,000 shares of common stock of Grand Enterprises in exchange for their shares in EC2000.



     Additionally, in April, 2001, Mario Salvatore Pandolfo and Maurizio DeCarli each acquired an additional 500,000 shares of common stock of Grand Enterprises pursuant to stock purchase agreements with our existing shareholders. After the Merger and the receipt of such shares, Mario Salvatore Pandolfo and Maurizio DeCarli each own 4,900,000 shares of our common stock, each representing 21.78% of our outstanding shares.



     In April, 2001, TVP acquired an additional 1,000,000 shares of common stock of Grand Enterprises pursuant to stock purchase agreements with our existing shareholders. After the Merger and the receipt of such shares, TVP now owns 3,910,000 shares of our common stock, representing 17.38% of our shares of common stock.



     On April 16, 2001, Grand Enterprises completed the Merger by filing a Certificate of Merger between EC2000 and GAC with the Delaware Secretary of State. As a result, EC2000 was merged with and into GAC, and thereupon EC2000 and GAC became a single corporation and our wholly-owned subsidiary. On the Effective Date, EC2000 shareholders were issued in the aggregate 18,500,000 shares or 82.2% of our outstanding shares of common stock in exchange for all the assets and outstanding shares of EC2000. As of September 30, 2001, there were 22,500,000 shares of our common stock outstanding. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, EC2000 is the accounting and acquirer and Grand Enterprises is the accounting acquiree. The financial statement included in the prospectus is the historical financial statement of EC2000 and includes the accounts of Grand Enterprises since the date of the Merger.



     EC2000's assets, acquired by us in the Merger, consist of the exclusive right to manufacture and market a product we call our "Fuel Energizing Cell" technology, a patented proprietary line for energy and emission reducing devices that can be applied to liquid fuel and natural gas energy applications. We are in the process of trademarking this new name. These exclusive manufacturing and marketing rights cover the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China. EC2000 acquired these rights pursuant to a license agreement, by and among Mario Pandolfo, Maurizio DeCarli and Massimo DeCarli and EC2000. The patent is held by the inventors. Our rights to manufacture and market the product derive from the licensing agreement between EC2000 and the inventors.



     The Fuel Energizing Cell is a device located on the fuel line before the combustion-burning chamber on the engine. Its primary purpose is to create a sonic field that the fuel flows through before it enters the combustion chamber of the engine. This field aligns the molecules of the fuel in an arrangement that creates a leaner, more complete burn when it enters the combustion chamber resulting in better economies of scale at all levels.



     We believe that we are now positioned to provide some solutions for today's energy and emissions/pollution issues. Based on testing in Europe and the United States, we believe that our Fuel Energizing Cell technology products provide a safe, reliable, and affordable alternative to existing technologies that meet with or exceed government regulatory mandates.

     Grand Enterprises is structured to be both a marketing company in the performance contracting/energy service sector and a holding company licensing to myriad strategic partners in the power generation (industrial, commercial and institutional) as well as automotive industry, for the domestic and export markets. As an economic and environmentally friendly partner, EC2000's goal is to lower energy cost while reducing harmful emissions for all applications.



     Based in New York City, we believe we are a uniquely positioned energy service company marketing its Fuel Energizing Cell technology as a product line targeted to the industrial and automotive sectors. We have developed an energy shared lease concept for large users of fuel oils and natural gas. Positive cash flow generated from energy savings will be shared on a percentage basis, usually 50/50. For example, our research shows that a normal tractor trailer traveling 150,000 miles in the United States, would spend approximately $35,000 a year in fuel. In a typical shared lease arrangement, we would split any energy savings in excess of three percent ($1,050 per year in this example) 50/50 with the customer.



     The shared savings provides a mutually beneficial financial program that offers participation without new capital funding. We promote a performance-based contract that is funded from incremental energy savings. The Fuel Energizing Cell technology product line can reduce fuel consumption (thus provide measured savings) for all applications from residential to the largest industrial or utility customers. The tight focus on the largest users of energy will allow the company to maximize the highest possible gross profit margins and establish the highest economic "value added" programs. Market focus will be directed to corporate national accounts utilizing company direct sell and exclusive national account distributors.



     We manufacture and market a line of electrical conservation devices for energy applications in natural gas and liquid fuels. Our Fuel Energizing Cell technology provides two distinct product lines for energy use in industrial and commercial sectors as well as a proprietary automotive line. The latter includes separate models for gasoline and diesel engines. All EC2000 products deliver two core benefits from "more complete combustion", principally, lower fuel consumption and reduced emission. EC2000 purchases all of its products from Sonical S.R.L. of Tuscania, Italy. The majority stockholder of Sonical S.R.L. is Mario Salvatore Pandolfo. Sonical S.R.L. manufactures and markets a line of electric devices for energy applications in natural gas and liquid fuels.



     We intend to serve a key role in helping our customers achieve greater operating efficiency, while reducing harmful emissions. As a value added energy service company, we expect to provide Fortune 500 clients, and other large energy users, measured and verifiable savings of energy fuels in real time. These savings are contracted on a shared basis for up to 10 years. This program produces significant quantifiable savings without new capital funding. We believe that our Fuel Energizing Cell technology can improve virtually all companies currently using fuel oils or natural gas to heat or power their facilities. Measured empirical savings have been documented of between 1-14% in both industrial facilities and the automotive diesel area.


TARGET MARKETS


     By application, fuel savings opportunities are identified directly by the companies consuming the largest volume of oil or natural gas. In the industrial sector the primary market is the power generation - utility industry. Secondary, are large manufacturers operating facilities around the clock. Universally, every commercial, industrial and institutional facility using oil or natural gas would qualify as a potential customer. In the event that our products enjoy wide market acceptance, we will seek to form joint ventures and strategic alliances with existing companies in the energy sector to exploit our products fully. We also intend to raise additional capital through the issuance of additional debt and/or equity securities, both publicly and privately, as appropriate.



     We are presently targeting our marketing to the following five major sectors:



     1.  Automotive - Performance Aftermarket



     2.  Diesel - National fleets

     3.  Home - Home furnace applications



     4.  Industrial - Power generators



     5.  Military - Navy (Marine)



     We expect to release our products commercially in March 2002. Our first priority is to secure the appropriate strategic partners in each sector.


COMPETITION


     The energy efficiency challenges, along with natural gas and electric utility deregulation have produced thousands of products and service companies that typically concentrate on improving existing mechanical equipment (i.e. HVAC, gas steam turbine generators). EC2000's approach with Fuel Energizing Cell is to address the energy fuel source directly. We do not believe that any other product has demonstrated the success that this patented process has achieved in fuel enhancement.


     Performance contractors may be considered a competitive force, if existing contracts in place restrict EC2000's entry to provide energy savings benefits. The market, in light of many high profile issues (e.g., global warming) is demanding proven verifiable improvements in lowering fuel consumption and/or emissions. Timely entrance will secure a significant market share based upon repeatable, documented results.

MATERIAL CONTRACTS


     By virtue of the Merger we are party to a license agreement with Mario Pandolfo, Maurizio DeCarli and Massimo DeCarli granting us the exclusive right to manufacture and market the "Fuel Energizing Cell", a patented proprietary line for energy and emission reducing devices that can be applied to liquid fuel and natural gas energy applications. These exclusive rights cover the United States, Canada, South America, Malaysia, Singapore, Japan, Philippines, Thailand, North Korea, South Korea and China.


GOVERNMENT REGULATION


     We believe our products to be "retrofit devices," as defined under EPA regulations, which generally classify our products as external modifications made to the vehicle after manufacturing and not affecting the federal certified combustion process. As a result, we do not foresee any material environmental regulatory impact on our business.


EMPLOYEES

     We presently have no full time employees, and four part time employees.

FACILITIES

     Grand Enterprises's principal executive office currently occupies approximately 1,000 square feet of leased space located at 119 West 23rd Street, Suite 508, New York, NY 10011.

     Grand Enterprises's telephone number is (646) 486-3900 and its facsimile number is (212) 366-9571.

     Grand Enterprises believes that its current facilities will meet Grand Enterprises's office needs for the next twenty-four months, and that suitable facilities will be available when, and if needed, to accommodate Grand Enterprises's future operations.

LEGAL PROCEEDINGS

     We are aware of no legal proceedings against Grand Enterprises.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors and their ages as of September 30, 2001 are as follows:



NAME                                    AGE                   TITLE
----                                    ---                   -----
Teodosio V. Pangia....................  42    Director and Chairman of the Board of
                                              Directors, President, Principal
                                              Accounting Officer, and Chief
                                              Executive Officer
James K. English......................  53    Director



     All directors of Grand Enterprises hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, Grand Enterprises's Bylaws provide for not less than one director nor more than fifteen. Currently, there are two directors of Grand Enterprises. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of Grand Enterprises.


     TEODOSIO V. PANGIA, 42, has been a Director of Grand Enterprises, Inc. since April 16, 2001. Mr. Pangia is also the Chairman of TVP Capital Corp., a U.S.-based, recently formed, venture capital company which has provided consulting services to the Company since its inception. Since July 2000, Mr. Pangia has been a Director and Chief Executive Officer of Enviro Industrial Technologies, Inc., a mineral processing company. Since June 1997, Mr. Pangia has been President of Tyler Dylan, an Ontario based investment company. In June 1997, Mr. Pangia co-founded Environmental Solutions Worldwide, a company that has developed and patented a catalytic converter that does not require precious metals. Mr. Pangia remained at Environmental Solutions Worldwide until July 1999. From July 1995 through July 1997, Mr. Pangia was Director and Chief Executive Officer of Ecology Pure Air International, a Canadian company engaged in developing an automobile fuel catalyst. A recent venture of Mr. Pangia is Diamond Discoveries International Corp.("DDII") of which he is Chairman and Chief Executive Officer. DDII is a junior exploration company whose primary focus is developing the company's potential diamond mining claims in Northern Quebec Canada. From 1992 to 1995, Mr. Pangia was a Director and Chief Executive officer of EPA Enterprises, a Canadian company engaged in developing pre-combustion fuel technology. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, were subsequently dismissed.


     JAMES K. ENGLISH, 53, has been a Director of Grand Enterprises, Inc. since November 9, 2001. Mr. English has also been president and chief executive officer of English Automotive, a Detroit marketing consulting company, since 1982. Mr. English was an automotive engineer with General Motors for 14 years from 1968 to 1982. He is the founder, and was chairman, of the Society of Automotive Engineers Aftermarket Committee from 1994 to 2000. Mr. English was a member of the U.S. Naval Institute at the Naval Academy and holds a BS degree from Sussex College and a Masters degree from Sussex College.



CONSULTING AGREEMENT



     We entered into a consulting agreement with James English, one of our directors, in December 2001. The agreement is for a three year term but may be terminated by us for cause. In consideration for Mr. English's services in developing distribution strategies for the automotive and diesel aftermarket, introducing and negotiating with automotive and diesel aftermarket distribution networks and interfacing with technical consultants, we issued to him three-year options to purchase (i) 200,000 shares of our common stock at an exercise price of $0.50 per share, (ii) 200,000 shares of our common stock at an exercise price of $1.00 per share, and (i) 200,000 shares of our common stock at an exercise price of $2.00 per share.

CONFLICTS OF INTEREST


     Management of Grand Enterprises has other financial and business interests to which a significant amount of time is devoted which may pose conflicts of interest with regard to allocation of their time and efforts. Teodosio Pangia is our president, CEO and a director. Mr. Pangia is also the sole principal of TVP Capital Corp., a Delaware corporation and 17.38% shareholder of our common stock and beneficially owns and/or controls, either directly or indirectly, six companies, Altea Investments, Ltd. and Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd. and S D Investments, Ltd., which in the aggregate hold 5,800,000 shares or 25.78% of our shares of common stock. There can be no assurance that management will resolve all conflicts of interest in favor of Grand Enterprises. Failure of management to conduct Grand Enterprises' business in its best interest may result in liability of the management to Grand Enterprises.


LIMITATION ON LIABILITY OF DIRECTORS

     As permitted by Delaware law, Grand Enterprises' Certificate of Incorporation includes a provision which provides that a director of Grand Enterprises shall not be personally liable to Grand Enterprises or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Grand Enterprises or its stockholders, (ii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of Grand Enterprises will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions . The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Grand Enterprises or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. Grand Enterprises believes this provision will assist in securing and retaining qualified persons to serve as directors.

                             EXECUTIVE COMPENSATION


     Grand Enterprises has not paid any compensation to its executive officers from its inception through September 30, 2001.


                     PRINCIPAL AND SELLING SECURITY HOLDERS

     The shares of common stock may be offered and sold from time to time by the shareholders or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholders. Except as otherwise provided, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Grand Enterprises or any of its predecessors or affiliates. Because some of the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, no estimate can be given as to the number of shares of common stock which will be held by the selling shareholders upon termination of any such sales.

     In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

SECURITY OWNERSHIP OF MANAGEMENT AND 5% HOLDERS


                                                      SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY
                                                          PRIOR TO OFFERING        OWNED AFTER OFFERING
NAME, TITLE AND ADDRESS                               --------------------------   ---------------------
OF BENEFICIAL OWNERS                 TITLE OF CLASS     NUMBER          PERCENT      NUMBER     PERCENT
-----------------------              --------------   -----------      ---------   ----------   --------
Teodosio Pangia....................   Common Stock     9,710,000(1)     43.16%     8,739,000     38.84%
  CEO, President and Director
  119 West 23rd Street
  Suite 507
  New York, NY 10004
All officers and directors as a       Common Stock     9,710,000        43.16%     8,739,000     38.84%
  group............................
TVP Capital Corp.(2)...............   Common Stock     3,910,000        17.38%     3,519,000    15.641%
  119 West 23rd Street
  Suite 507
  New York, NY 10004
Maurizio DeCarli...................   Common Stock     4,900,000        21.78%     4,410,000     19.60%
  251 Folino Drive
  Bridgeport, CT 06606
Mario Salvatore Pandolfo...........   Common Stock     4,900,000        21.78%     4,410,000     19.60%
  Via Acquabianca N 42
  01100 Viterbo, Italy


---------------

(1) Includes an aggregate of 5,800,000 shares held by Altea Investments,Ltd., Gata Investments, Ltd, Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd., and SD Investments, Ltd., companies beneficially owned and/or controlled (directly or indirectly) by Mr. Pangia, and 3,910,000 shares held by TVP Capital Corp. See footnote (2) below.

(2) Mr. Pangia is the sole officer, director and shareholder of TVP Capital
    Corp.


(3) Mr. DeCarli was a principal of EC2000 prior to the Merger.



(4) Mr Pandolfo was a principal of EC2000 prior to the Merger.


SELLING STOCKHOLDERS


                                                  COMMON SHARES                      COMMON SHARES
                                               BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                                              PRIOR TO OFFERING(1)    NUMBER OF     AFTER OFFERING
                                              ---------------------    SHARES     -------------------
NAME AND ADDRESS                                NUMBER     PERCENT     OFFERED     NUMBER     PERCENT
----------------                              ----------   --------   ---------   ---------   -------
Altea Investments, Ltd.(2)..................  1,000,000      4.44      100,000      900,000     4.00
Baychester Investments, Ltd.(2).............    900,000      4.00       90,000      810,000     3.60
Bekeman Investments, Ltd.(2)................  1,000,000      4.44      100,000      900,000     4.20
Bondy & Schloss LLP.........................     90,000         *        9,000       81,000        *
Capital Advisory Partners LLC...............     80,000         *        8,000       72,000        *
Massimo DeCarli.............................    112,500         *       11,250      101,250        *
Maura DeCarli...............................    112,500         *       11,250      101,250        *
Maurizio DeCarli............................  4,900,000     21.78      490,000    4,410,000    19.60
Finglas LLC.................................     80,000         *        8,000       72,000        *
Thomas Franzone.............................    250,000      1.11       25,000      225,000     1.00
Gata Investments, Ltd.(2)...................  1,000,000      4.44      100,000      950,000     4.22
Gorda Private Investments, Ltd..............    250,000      1.11       25,000      225,000     1.00
Kilkenny Group LLC..........................     80,000         *        8,000       72,000        *
Tony Lemma Trust............................    900,000       4.0       90,000      810,000     3.60
Monkstown LLC...............................     80,000         *        8,000       72,000        *
Wilson Nixon................................     50,000         *        5,000       45,000        *

                                                  COMMON SHARES                      COMMON SHARES
                                               BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                                              PRIOR TO OFFERING(1)    NUMBER OF     AFTER OFFERING
                                              ---------------------    SHARES     -------------------
NAME AND ADDRESS                                NUMBER     PERCENT     OFFERED     NUMBER     PERCENT
----------------                              ----------   --------   ---------   ---------   -------
1381037 Ontario Ltd.........................    150,000         *       15,000      135,000        *
Mario Salvatore Pandolfo....................  4,900,000     21.78      490,000    4,410,000    19.60
Franco Pizzola..............................    112,500         *       11,250      101,250        *
Rathgar LLC.................................     80,000         *        8,000       72,000        *
RDT Investments, Ltd.(2)....................    900,000       4.0       90,000      810,000     3.60
S D Investments, Ltd.(2)....................  1,000,000      4.44      100,000      900,000     4.20
Spartan Investments.........................    200,000         *       20,000      180,000        *
Tunku Mudzaffar Bin Tunku Must Apha.........    250,000      1.11       25,000      225,000     1.00
TVP Capital Corp............................  3,910,000     17.38      391,000    3,519,000    15.64
Alan M. Wiernasz............................    112,500         *       11,250      101,250        *


---------------

(1) * Indicates less than 1%.

(2) Company beneficially owned and/or controlled directly or indirectly by Mr. Ted Pangia.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Teodosio Pangia, our president, CEO and sole director, is the sole principal of TVP Capital Corp, a Delaware corporation which owns 3,910,000 shares or 17.38% of our shares of common stock and beneficially owns and/or controls, either directly or indirectly, six companies, Altea Investments, Ltd., Gata Investments, Ltd., Baychester Investments, Ltd., Bekeman Investments, Ltd., RDT Investments, Ltd. and S D Investments, Ltd., which in the aggregate hold 5,800,000 shares or 25.78% of our shares of common stock. TVP Capital Corp. is owed $116,044 from the Company for net advances made by it. These advances are non-interest bearing and payable on demand.



     Maurizio DeCarli and Mario Pandolfo each owns 4,900,000 shares, or 21.78% each, of our common stock. Messrs. DeCarli and Pandolfo were the principals of EC2000 prior to the Merger and are the owners of the Fuel Energizing Cell technology which they have licensed exclusively to EC2000. EC2000 purchases all of its products from Sonical S.R.L. of Tuscania, Italy. The majority stockholder of Sonical S.R.L. is Mario Pandolfo. Dr. Pandolfo is owed $570,795 from the Company for non-interest bearing advances made by him for the purchase of inventory by the Company.



     As of September 30, 2001, we held a note receivable of $500,000 from Mr. Pandolfo that is due on November 2, 2002 and bears interest at the prime rate. Upon the due date, we have the option to convert the outstanding balance into shares of treasury stock at $1.00 per share. However, if at any time during the term of the note, the bid price equals or exceeds $4.00 per share for a period of twenty consecutive trading days, the outstanding balance is automatically converted into treasury stock at $1.00 per share.


                           DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 30, 2001, there were outstanding 22,500,000 shares of common stock and no shares of preferred stock.


COMMON STOCK


     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

PREFERRED STOCK


     The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series. The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER, OUR BY-LAWS AND DELAWARE LAW


     Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the president and must be called by the president or the Secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.


     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

     Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION


     The shares offered by this prospectus on behalf of the selling stockholders, who consist of the persons identified as offering shares under "Principal and Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest, may be sold from time to time by the selling stockholders. None of the Company's outstanding shares of common stock are currently eligible for sale pursuant to Rule 144 of the Securities Act. We will bear the expense of filing this Registration Statement. Any other expenses in connection with the offering of the shares will be borne by the Selling Shareholders. Our common stock is not currently listed or quoted on any market or exchange. After our registration statement is declared effective by the Securities and Exchange Commission, we will apply to trade on the OTC Bulletin Board with respect to our common stock. We expect our listing to be approved shortly after application, although there can be no assurance that such listing will be approved. Subject to the foregoing, the selling stockholders may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:



     -- purchases by a broker or dealer as principal and resale by such broker or dealer for its account;



     -- ordinary brokerage transactions and transactions in which the broker solicits purchasers; and



     -- privately negotiated transactions.


     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers which participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

     If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:


     -- the name of each of the participating broker-dealers,



     -- the number of shares involved,



     -- the price at which the shares were sold,



     -- the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,



     -- a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and



     -- any other facts material to the transaction.


     The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

     We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

     Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

     We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

     Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

     Penny Stock Regulation. Shares of our common stock are subject to the rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:


          (a) a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

          (b) a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;

          (c) a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

          (d) a toll-free telephone number for inquiries on disciplinary actions;

          (e) definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

          (f) such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

     Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:


     -- the bid and offer quotations for the penny stock;



     -- the compensation of the broker-dealer and its salesperson in the transaction;



     -- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and



     -- monthly account statements showing the market value of each penny stock held in the customer's account.


     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

     Grand Enterprises will not receive any of the proceeds of shares sold by the selling stockholders.


                     INTEREST OF NAMED EXPERTS AND COUNSEL



     Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP owns 90,000 shares of common stock of Grand Enterprises issued in the Merger which were originally issued by EC2000 in consideration for legal services rendered in connection with the transfer of the license agreement.

                                    EXPERTS


     The balance sheet of Grand Enterprises, Inc. as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period from April 6, 2000 (date of inception) to December 31, 2000 included in this prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report, included herein, in reliance on their report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.


     You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
Report of Independent Public Accountants....................   F-2

Balance Sheet
  December 31, 2000.........................................   F-3

Statement of Operations
  Period from April 6, 2000 (date of inception) to December
     31, 2000...............................................   F-4

Statement of Changes in Stockholders' Equity
  Period from April 6, 2000 (date of inception) to December
     31, 2000...............................................   F-5

Statement of Cash Flows
  Period from April 6, 2000 (date of inception) to December
     31, 2000...............................................   F-6

Notes to Financial Statements...............................  F-7/9



                                     * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
EC 2000, Inc.


     We have audited the accompanying balance sheet of EC 2000, INC. (A Development Stage Company) as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the period from April 6, 2000 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EC 2000, Inc. as of December 31, 2000, and its results of operations and cash flows for the period from April 6, 2000 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 1 to the financial statements, the Company has not generated any revenue from its operations as of December 31, 2000. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          J.H. Cohn LLP

Roseland, New Jersey
March 20, 2001, except for Note 7
which is as of April 16, 2001

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 2000

                                 ASSETS
Current assets:
  Cash......................................................   $   84,988
  Advances to stockholders..................................      205,548
  Prepaid expenses and other current assets.................       66,245
                                                               ----------
          Total current assets..............................      356,781
Advance to stockholders of Grand Enterprises, Inc...........      150,000
                                                               ----------
          Total.............................................   $  506,781
                                                               ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities -- accounts payable and accrued
  expenses..................................................   $   18,220
                                                               ----------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 20,000,000
     shares authorized; none issued.........................           --
  Common stock, par value $.001 per share; 80,000,000 shares
     authorized; 18,500,000 shares issued and outstanding...       18,500
  Additional paid-in capital................................    1,034,500
  Note receivable -- stockholder............................     (500,000)
  Deficit accumulated during the development stage..........      (64,439)
                                                               ----------
          Total stockholders' equity........................      488,561
                                                               ----------
          Total.............................................   $  506,781
                                                               ==========

                       See Notes to Financial Statements.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                 PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION)
                              TO DECEMBER 31, 2000

General and administrative expenses.........................   $    65,987
Research and development expenses...........................         6,000
                                                               -----------
Operating loss..............................................       (71,987)
Interest income.............................................         7,548
                                                               -----------
Net loss....................................................   $   (64,439)
                                                               ===========
Basic net loss per share....................................   $       (--)
                                                               ===========
Basic weighted average common shares outstanding............    13,812,500
                                                               ===========

                       See Notes to Financial Statements.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION)

                              TO DECEMBER 31, 2000


                                                                                              DEFICIT
                                                                                 NOTE       ACCUMULATED
                        PREFERRED STOCK       COMMON STOCK       ADDITIONAL   RECEIVABLE    DURING THE
                        ---------------   --------------------    PAID-IN        FROM       DEVELOPMENT
                        SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDER      STAGE        TOTAL
                        ------   ------   ----------   -------   ----------   -----------   -----------   ----------
Proceeds from the
  issuance of shares
  to founders.........   --        $--     3,000,000   $ 3,000                                            $    3,000
Note receivable from
  stockholder.........                                                         $(500,000)                   (500,000)
Issuance of shares to
  founders for patent
  rights..............                     9,250,000     9,250   $   (9,250)
Shares sold through
  private placement...                     6,250,000     6,250    1,043,750                                1,050,000
Net loss..............                                                                       $(64,439)       (64,439)
                          --       --     ----------   -------   ----------    ---------     --------     ----------
Balance, December 31,
  2000................   --        $--    18,500,000   $18,500   $1,034,500    $(500,000)    $(64,439)    $  488,561
                          ==       ==     ==========   =======   ==========    =========     ========     ==========


                       See Notes to Financial Statements.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                 PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION)

                              TO DECEMBER 31, 2000

Operating activities:
  Net loss..................................................  $  (64,439)
  Adjustments to reconcile net loss to net cash used in
     operating activities -- changes in operating assets and
     liabilities:
     Prepaid expenses and other current assets..............     (66,245)
     Accounts payable and accrued expenses..................      18,220
                                                              ----------
          Net cash used in operating activities.............    (112,464)
                                                              ----------
Investing activities:
  Advances to stockholders..................................    (205,458)
  Advances to stockholders of Grand Enterprises, Inc........    (150,000)
  Issuance of note receivable -- stockholder................    (500,000)
                                                              ----------
          Net cash used in investing activities.............    (855,458)
                                                              ----------
Financing activities:
  Proceeds from issuance of common stock to founders........       2,910
  Proceeds from common stock sold through private
     placement..............................................   1,050,000
                                                              ----------
          Net cash provided by financing activities.........   1,052,910
                                                              ----------
Net increase in cash........................................      84,988
Cash, beginning of period...................................          --
                                                              ----------
Cash, end of period.........................................  $   84,988
                                                              ==========
Supplemental disclosure of noncash investing and financing
  activities:
  Issuance of common stock to stockholder...................  $       90
                                                              ==========

                       See Notes to Financial Statements.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS:


     EC 2000, Inc. (the "Company") was incorporated in the state of Delaware on April 6, 2000. The Company plans to market a fuel treatment system (the "Property") that will increase fuel efficiency and reduce harmful exhaust emissions.


     On August 29, 2000, the Company signed an exclusive license agreement (the "License Agreement") with Mr. Mario Pandolfo (the "Owner"). The license agreement gave the Company the right to file for a patent for the Property, in certain countries, as defined. As an inducement for Mr. Pandolfo to enter into the License Agreement, the Company issued him 9,250,000 shares of common stock. The patent was valued at its historical cost basis.


     As of December 31, 2000, the Company's operations had been limited to organizational activities. It has not generated any revenues from operations as of the date. Accordingly, it is considered a "development stage company" for accounting purposes. The Company's year-end will be December 31st.


     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. However, as of December 31, 2000, the Company had not generated any revenue from its operations. Management believes that the Company will not generate any revenue until the Company obtains the license and U.S. patents for the property. Management believes that the Company will need total additional financing of approximately $250,000 to continue to operate as planned during the twelve-month period subsequent to December 31, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need in order to continue to operate through at least December 31, 2001 or that, ultimately, it will be able to generate profitable mining operations. If the Company is unable to obtain the required financing, it may have to curtail or terminate its operations and liquidate its remaining assets and liabilities.

     The accompanying financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  USE OF ESTIMATES:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK:

     The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed Federal insurance limits. Exposure to credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

  RESEARCH AND DEVELOPMENT EXPENSES:

     Research and development expenses are expensed as incurred.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  INCOME TAXES:

     The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  NET EARNINGS (LOSS) PER SHARE:

     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the period from April 6, 2000 (date of inception) to December 31, 2000.

NOTE 3 -- NOTE RECEIVABLE:

     As of December 31, 2000, the Company had a note receivable of $500,000 from Mr. Pandolfo that is due on November 2, 2001 and bears interest at the prime rate. Upon the due date, the Company has the option to convert the outstanding balance into shares of treasury stock at $1 per share. However, if at any time during the term of the note the bid price (see Note 7) equals or exceeds $4 per share for a period of twenty consecutive trading days, the outstanding balance is automatically converted into treasury stock at $1 per share. During the period from April 6, 2000 (date of inception) to December 31, 2000, the Company earned $7,548 of interest on the aforementioned note receivable.

NOTE 4 -- ADVANCES TO STOCKHOLDERS AND RELATED PARTY MATTERS:

     As of December 31, 2000, the Company had a receivable of $205,548 from its stockholders. These advances are noninterest bearing and are due on demand. The founders provided services to the Company for the period from April 6, 2000 (date of inception) to December 31, 2000 for which they were not compensated.

NOTE 5 -- INCOME TAXES:

     As of December 31, 2000, the Company had net operating loss carryforwards of approximately $65,000 available to reduce future Federal and state taxable income which will expire in 2020. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $26,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2000 and did not recognize a credit for income taxes for the period from April 6, 2000 (date of inception) to December 31, 2000.

                                 EC 2000, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- STOCKHOLDERS EQUITY:

     As of December 31, 2000, the Company was authorized to issue up to 20,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock may be issued in one or more series with dividend rates, conversion rights, voting rights and other terms and preferences to be determined by the Company's Board of Directors, subject to certain limitations set forth in the Company's Articles of Incorporation. No shares of preferred stock had been issued by the Company as of December 31, 2000.

     On October 26, 2000, the Company sold 6,250,000 shares of common stock through a private placement recovering proceeds of $1,050,000.

NOTE 7 -- SUBSEQUENT EVENT:

     On April 16, 2001, pursuant to an agreement and plan of reorganization and merger, Grand Enterprises, Inc. ("Grand"), an inactive publicly-held company, acquired EC 2000, Inc. ("EC 2000") by issuing 18,500,000 shares of its common stock to stockholders of EC 2000 in exchange for all of the outstanding shares of EC 2000. The stockholders of EC 2000, after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, EC 2000 is the accounting acquirer and Grand is the accounting acquiree.

                                     * * *

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

         INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                                               PAGE
                                                              -------
Condensed Consolidated Balance Sheet
  September 30, 2001 (Unaudited)............................   F-11

Condensed Consolidated Statements Of Operations
  Nine Months Ended September 30, 2001 and Period from April
  6, 2000 (date of inception) to September 30, 2001
  (Unaudited)...............................................   F-12

Condensed Consolidated Statement of Changes in Stockholders'
  Equity
  Period from April 6, 2000 (date of inception) to September
  30, 2001 (Unaudited)......................................   F-13

Condensed Consolidated Statements of Cash Flows
  Nine Months Ended September 30, 2001 and Period from April
  6, 2000 (date of inception) to September 30, 2001
  (Unaudited)...............................................   F-14

Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-15/17

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                      CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 2001



                                                              (UNAUDITED)
                                 ASSETS
Current assets:
  Cash......................................................   $   1,902
  Inventory.................................................     958,795
                                                               ---------
          Total.............................................   $ 960,697
                                                               =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $  58,721
  Advances from stockholders................................      77,380
  Due related party.........................................     570,795
                                                               ---------
          Total liabilities.................................     706,896
                                                               ---------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 20,000,000
     shares authorized; none issued.........................          --
  Common stock, par value $.001 per share; 80,000,000 shares
     authorized; 22,500,000 shares issued and outstanding...      22,500
  Additional paid-in capital................................     880,500
  Note receivable -- stockholder............................    (500,000)
  Deficit accumulated during the development stage..........    (149,199)
                                                               ---------
          Total stockholders' equity........................     253,801
                                                               ---------
          Total.............................................   $ 960,697
                                                               =========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD


          FROM APRIL 6, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001



                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  2001        CUMULATIVE
                                                              -------------   ----------
                                                                     (UNAUDITED)
General and administrative expenses.........................   $   115,876    $ 181,863
Research and development expenses...........................            --        6,000
                                                               -----------    ---------
Operating loss..............................................      (115,876)    (187,863)
Interest income.............................................        31,116       38,664
                                                               -----------    ---------
Net loss....................................................   $   (84,760)   $(149,199)
                                                               ===========    =========
Basic net loss per share....................................   $       (--)
                                                               ===========
Basic weighted average common shares outstanding............    20,941,176
                                                               ===========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

      PERIOD FROM APRIL 6, 2000 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001



                                                                                                      DEFICIT
                                                                                         NOTE       ACCUMULATED
                                PREFERRED STOCK       COMMON STOCK       ADDITIONAL   RECEIVABLE    DURING THE
                                ---------------   --------------------    PAID-IN        FROM       DEVELOPMENT
                                SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDER      STAGE        TOTAL
                                ------   ------   ----------   -------   ----------   -----------   -----------   ----------
                                                                        (UNAUDITED)
Proceeds from the issuance of
  shares to founders..........   --        $--     3,000,000   $ 3,000                                            $    3,000
Note receivable from
  stockholder.................                                                         $(500,000)                   (500,000)
Issuance of shares to founders
  for patent rights...........                     9,250,000     9,250   $   (9,250)
Shares sold through private
  placement...................                     6,250,000     6,250    1,043,750                                1,050,000
Net loss......................                                                                       $ (64,439)      (64,439)
                                  --       --     ----------   -------   ----------    ---------     ---------    ----------
Balance, December 31, 2000....   --        --     18,500,000    18,500    1,034,500     (500,000)      (64,439)      488,561
Net loss......................                                                                         (84,760)      (84,760)
Effects of reverse
  acquisition.................                     4,000,000     4,000     (154,000)                                (150,000)
                                  --       --     ----------   -------   ----------    ---------     ---------    ----------
Balance, September 30, 2001...   --        $--    22,500,000   $22,500   $  880,500    $(500,000)    $(149,199)   $  253,801
                                  ==       ==     ==========   =======   ==========    =========     =========    ==========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY

                         (A DEVELOPMENT STAGE COMPANY)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

       NINE MONTHS ENDED SEPTEMBER 30, 2001 AND PERIOD FROM APRIL 6, 2000


                   (DATE OF INCEPTION) TO SEPTEMBER 30, 2001



                                                                  NINE
                                                                 MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  2001        CUMULATIVE
                                                              -------------   ----------
                                                                     (UNAUDITED)
Operating activities:
  Net loss..................................................    $ (84,670)    $ (149,199)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities -- changes in operating
     assets and liabilities:
     Prepaid expenses and other current assets..............       66,245
     Accounts payable and accrued expenses..................       40,501         58,721
                                                                ---------     ----------
          Net cash provided by (used in) operating
            activities......................................       22,076        (90,478)
                                                                ---------     ----------
Investing activities:
  Issuance of note receivable -- stockholder................                    (500,000)
  Repayments from stockholders..............................      282,838         77,380
                                                                ---------     ----------
          Net cash provided by (used in) investing
            activities......................................      282,838       (422,620)
                                                                ---------     ----------
Financing activities:
  Proceeds from issuance of common stock to founders........                       3,000
  Proceeds from issuances of common stock...................                   1,050,000
  Repayment of due related party............................     (388,000)      (388,000)
  Payment in connection with reverse acquisition............                    (150,000)
                                                                ---------     ----------
          Net cash provided by (used in) financing
            activities......................................     (388,000)       515,000
                                                                ---------     ----------
Net increase (decrease) in cash.............................      (83,086)         1,902
Cash, beginning of period...................................       84,988             --
                                                                ---------     ----------
Cash, end of period.........................................    $   1,902     $    1,902
                                                                =========     ==========
Supplemental disclosure of noncash investing and financing
  activities:
  Purchase of inventory through amounts due related party...    $ 958,795
                                                                =========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1 -- BUSINESS AND BASIS OF PRESENTATION:


     On April 16, 2001, pursuant to an agreement and plan of reorganization and merger, Grand Enterprises, Inc. ("Grand"), an inactive publicly-held company, acquired EC 2000, Inc. ("EC 2000") by issuing 18,500,000 shares of its common stock to stockholders of EC 2000 in exchange for all of the outstanding shares of EC 2000. The stockholders of EC 2000, after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, EC 2000 is the accounting acquirer and Grand is the accounting acquiree. Grand and EC 2000 are collectively referred to as (the "Company").


     The Company was incorporated in the State of Delaware on April 6, 2000. The Company plans to market a fuel treatment system (the "Property") that will increase fuel efficiency and reduce harmful exhaust emissions. The Company has adopted a December 31 year end.


     The unaudited condensed consolidated financial statements of the Company are the historical condensed financial statements of EC 2000 and include the accounts of Grand since the acquisition date.


     In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of September 30, 2001, its results of operations for the nine months ended September 30, 2001, the changes in stockholders' equity for the period from April 6, 2000 (date of inception) to September 30, 2001 and cash flows for the nine months ended September 30, 2001 and the related cumulative amounts for the period from April 6, 2000 (date of inception) to September 30, 2001. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed in or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements as of December 31, 2000 and for the period April 6, 2000 (date of inception) to December 31, 2000 and the notes thereto included in the Company's Form 8-K/A filed with the SEC on October 10, 2001.



     The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year. For the period from April 6, 2000 (date of inception) to September 30, 2000, the Company had no operations.


     On August 29, 2000, the Company signed an exclusive license agreement (the "License Agreement") with Mr. Mario Pandolfo (the "Owner"). The license agreement gave the Company the right to file for a patent for the Property, in certain countries, as defined. As an inducement for Mr. Pandolfo to enter into the License Agreement, the Company issued him 9,250,000 shares of common stock. The patent was valued at its historical cost basis of nil.


     As of September 30, 2001, the Company's operations were limited to organizational activities. It has not generated any revenue from operations through that date. Accordingly, it is considered a "development stage company" for accounting purposes.



     The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, as of September 30, 2001, the Company has not generated any revenue from its operations. Management believes that the Company will not generate any revenue until it obtains the license and U.S. patents for the Property. Management believes that the Company will need total additional financing of $250,000 to continue to operate as planned during the twelve-month

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


period subsequent to September 30, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern.



     Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need in order to continue to operate through at least September 30, 2002 or that, ultimately, it will be able to generate any profits from the sale of the Property. If the Company is unable to obtain the required financing, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.



     The accompanying unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


  PRINCIPLES OF CONSOLIDATION:


     The unaudited condensed consolidated financial statements include the accounts of EC 2000 and Grand. All significant intercompany balances and transactions have been eliminated in consolidation.

  USE OF ESTIMATES:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  INVENTORY:


     Inventory, consisting principally of finished goods relating to the Company's fuel treatment device, is stated at the lower of cost (first-in, first-out) or market.


  EARNINGS (LOSS) PER SHARE:


     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the period from April 6, 2000 (date of inception) to September 30, 2001.


NOTE 3 -- NOTE RECEIVABLE:


     As of September 30, 2001, the Company had a note receivable of $500,000 from Mr. Pandolfo that is due on November 2, 2002 and bears interest at the prime rate. Upon the due date, the Company has the option to convert the outstanding balance into shares of treasury stock at $1 per share. However, if at any time during the term of the note, the bid price equals or exceeds $4 per share for a period of twenty consecutive trading days, the outstanding balance is automatically converted into treasury stock at $1 per share.

                     GRAND ENTERPRISES, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- ADVANCES TO AND FROM STOCKHOLDERS AND RELATED PARTY MATTERS:


     As of September 30, 2001, the Company had received a net advance of $77,380 from its stockholders. These advances were noninterest bearing and due on demand.



     As of September 30, 2001, the Company had an amount due a related party of $570,795 ($958,795 before repayment of $388,000) as a result of the purchase of inventory. The amounts are noninterest bearing and due on demand.



     The founders provided services to the Company for the nine months ended September 30, 2001 and for the period from April 6, 2000 (date of inception) to September 30, 2001 for which they were not compensated.

                                    PART II


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of Grand Enterprises provides that Grand Enterprises shall indemnify each person who at any time is, or shall have been, a director or officer of Grand Enterprises, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of Grand Enterprises, or is or was serving at the request of Grand Enterprises as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 174 of the Delaware Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. Article NINTH of Grand Enterprises's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Grand Enterprises shall be personally liable to Grand Enterprises or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Grand Enterprises. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of Grand Enterprises with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Grand Enterprises has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Grand Enterprises against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Grand Enterprises against losses (above a deductible amount) arising from any such claims, but only if Grand Enterprises is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of Grand Enterprises's charter or by-laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the various expenses to be paid by Grand Enterprises in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.


Filing fee of SEC...........................................  $   225*
Accounting fees and expenses................................   10,000
Legal fees and expenses.....................................   30,000
Printing and engraving expenses.............................   12,000
Transfer Agent's fees.......................................    5,000
Miscellaneous...............................................    2,775
                                                              -------
          Total.............................................  $60,000
                                                              =======


---------------


*Previously paid with initial filing.



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES



     During the past three years, the Grand Enterprises has sold the securities listed below pursuant to exemptions from registration under the Securities Act.



     On April 11, 2000, we issued 4,000,000 shares of common stock to our founders, Capital Advisory Partners, LLC, Kilkenny Group LLC, Rathgar LLC, Finglas LLC and Monkstown LLC at par value, $.0001 per share or $400.



     On October 26, 2000, EC 2000, Inc. sold 6,250,000 shares of common stock through a private placement to accredited investors, recovering proceeds of $1,050,000.


     On April 16, 2001, we issued 18,500,000 shares of our common stock to the shareholders of EC2000 in exchange for all of the outstanding shares of EC2000 in connection with the merger of EC2000 with and into our wholly-owned subsidiary, Grand Acquisition Corp.


     As of September 30, 2001, the Company had a note receivable of $500,000 from Mr. Pandolfo that is due on November 2, 2002 and bears interest at the prime rate. Upon the due date, the Company has the option to convert the outstanding balance into shares of treasury stock at $1 per share. However, if at any time during the term of the note, the bid price equals or exceeds $4 per share for a period of twenty consecutive trading days, the outstanding balance is automatically converted into treasury stock at $1 per share.



     The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid. In each case, investors were required to meet the requisite sophistication criteria and were provided access to relevant Company information.


ITEM 27.  EXHIBITS

     (a) Exhibits


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1**   Agreement and Plan of Reorganization and Merger, dated March
          25, 2001.
  3.1*    Certificate of Incorporation of Grand Enterprises
  3.2*    By-Laws of Grand Enterprises
  3.3*    Amendment No. 1 to the By-Laws of Grand Enterprises
  4.1*    Specimen certificate for common stock of Grand Enterprises
  4.2     Form of Option Agreement

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  5.1     Opinion of Bondy & Schloss LLP
 10.1*    Agreement with Capital Advisory Partners, LLC
 10.2*    Lock up agreements
 10.3     License Acquisition Agreement dated October, 2000
 10.4     Consulting Agreement dated December 13, 2001
 17.1**   Patricia A. Meding's letter of Resignation, dated April 18,
          2001.
 23.1     Consent of J.H. Cohn LLP
 23.2     Consent of Bondy & Schloss LLP (included in Exhibit 5.1)
 24.1     Power of Attorney (contained on page II-5 of the
          registration statement)


---------------

 * Previously filed as an exhibit to Grand's Registration Statement on Form 10-SB filed May 31, 2000

** Previously filed as an exhibit to Grand's Report on Form 8-K filed May 3,
   2001

     (b) Financial Statement Schedules

Report of Independent Accountants

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.


ITEM 28.  UNDERTAKINGS.


     (a) The undersigned Registrant hereby undertakes to:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

             (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) Include any additional changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

          (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on January 14, 2002.



                                          GRAND ENTERPRISES, INC.



                                          By     /s/ TEODOSIO V. PANGIA

                                            ------------------------------------

                                            Teodosio V. Pangia


                                            CEO, President, and Principal
                                             Accounting Officer


                                            and Chairman of the Board



                                          By      /s/ JAMES K. ENGLISH

                                            ------------------------------------

                                            James K. English


                                            Director



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints David Ryon, as such person's true and lawful attorneys-in-fact and agents, will full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 14, 2002.



                     SIGNATURE                                             TITLE
                     ---------                                             -----



              /s/ TEODOSIO V. PANGIA                  President, Chief Executive Officer and Principal
---------------------------------------------------             Accounting Officer, Director
                Teodosio V. Pangia




               /s/ JAMES K. ENGLISH                                       Director
---------------------------------------------------
                 James K. English